NEWS RELEASE 2901 Butterfield Road Oak Brook, Ill. 60523 www.inlanddiversified.com

Date:

September 10, 2012

Contact:

Joel Cunningham, Inland Marketing & Communications, Inc.

(630) 586-4897 cunninghamj@inlandgroup.com

Inland Diversified Real Estate Trust, Inc. Raises Over $1.1 Billion of Investor Capital

Oak Brook, Ill. – Inland Diversified Real Estate Trust, Inc. (“Inland Diversified”), a non-traded real estate investment trust (REIT), announced today the completion of its “best efforts” initial public offering on August 23, 2012. Inland Diversified raised over $1.1 billion of investor capital, including more than $250 million in the last 60 days of the offering. The Company will continue to use the offering proceeds to acquire a diversified portfolio of commercial real estate properties, and based on the current pipeline expects to have the remaining capital substantially invested by the end of 2012.  Coupled with mortgage financing, the Company’s aggregate portfolio size is expected to grow to approximately $2.2 billion.

“I’m very pleased that we exceeded our goal of raising more than $1 billion of investor capital,” commented Barry Lazarus, president and chief operating officer of Inland Diversified. “We believe that we have built an outstanding portfolio of stable, performing commercial real estate assets with very high occupancy, generating sustainable distributions for our investors. Our top retail tenants include best-in-class operators like Kohl’s, Walgreens and Publix Super Markets, while our industrial and office properties boast high-credit tenants like FedEx, Siemens and Time Warner.”

As of June 30, 2012, Inland Diversified’s portfolio of assets totaled approximately $1.5 billion, and maintained an overall economic occupancy of 97.5 percent. Since its inception, the Company has paid 35 consecutive monthly distributions at the rate of 6 percent on an annualized basis. No portion of these distributions has been paid from investor capital.

The Inland Diversified executive management team will be discussing the Company’s 2nd quarter operating results during an earnings webcast on Wednesday, September 12 at 2:00 p.m. CT.  Register for the webcast at www.inlanddiversified.com.

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About Inland Diversified Real Estate Trust, Inc.

Inland Diversified Real Estate Trust, Inc. is a public, non-listed real estate investment trust focused on acquiring a diversified portfolio of commercial real estate assets in various property categories, including: grocery-anchored shopping centers, necessity-based retail assets, single-tenant office and multi-family assets. As of June 30, 2012, the company owned approximately 7.2 million square feet of commercial real estate, as well as 420 multi-family units, in 24 states, with a portfolio of approximately $1.5 billion in assets. For additional information, please refer to www.inlanddiversified.com.